UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DATE OF REPORT (Date of earliest event reported): February 6, 2008

IGI, INC.
(Exact name of registrant as specified in charter)

DELAWARE	001-08568	01-0355758
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

105 Lincoln Avenue Buena, New Jersey 08310 (Address of principal executive offices)(Zip Code)

(856) 697-1441 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      On February 10, 2008, the Compensation Committee of the Board of Directors (the "Compensation Committee") of IGI, Inc. (the "Company") approved an increase in the base salary of Rajiv Mathur, the Company's Chief Executive Officer and President, to $302,220. Such salary increase will be retroactive to January 1, 2008. On such date, the Compensation Committee of the Company also awarded Mr. Mathur a stock option pursuant to the Company's 1999 Stock Incentive Plan to purchase 500,000 shares of the Company's common stock. The options have an exercise price equal to the closing price of the Company's common stock on the date of grant and will vest 50% on December 31, 2008 and 50% on December 31, 2009.

      The Compensation Committee of the Company also approved the Company's 2008 Management Incentive Plan for the Company's Chief Executive Officer and President, Executive Vice President and Vice President. The incentive bonuses for each of these individuals will be based in part on the Company's performance as compared to budgeted results for net income or earnings per share and in part on annual performance reviews for such individuals. The maximum performance bonus for the Company's Chief Executive Officer and President and each of the Company's Executive Vice President and Vice President are 120% of salary earned in the applicable fiscal year and 36% of salary earned in the applicable fiscal year, respectively. Participants must be actively employed by the Company on the date incentive bonuses are to be paid in order to receive an award.

      The summary of the material terms of the Company's 2008 Management Incentive Plan described above is qualified in its entirety by reference to the Company's 2008 Management Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 10.1	IGI, Inc. 2008 Management Incentive Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGI, INC.

Date: February 12, 2008	By:	/s/ Carlene Lloyd

Name: Carlene Lloyd Title: Vice President of Finance

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	IGI, Inc. 2008 Management Incentive Plan

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